Exhibit 21

ULTIMATE PARENT 1ST LEVEL SUBSIDIARIES 2ND LEVEL SUBSIDIARIES 3RD LEVEL SUBSIDIARIES	ALL 100% OWNED YEAR ACQUIRED/ ESTABLISHED	JURISDICTION/DATE OF INCORPORATION	MAIN BUSINESS LOCATION(S)
THE L. S. STARRETT COMPANY (TOOL AND SAW MFG)	1880	MASSACHUSETTS (1929)	MA,OH,NC,AZ,GA
STARRETT SECURITIES CORPORATION (INVESTMT CO)	1985	MASSACHUSETTS (1985)	MA
EVANS RULE COMPANY, INC. (TAPE MEASURE MFG)	1986	NEW JERSEY (1948)	N. CHARLESTON, SC
TAYLOR INVESTMENTS, INC. (HOLDING CO)	1986	NEW JERSEY (1981)	HOLDING CO ONLY
E-R RULE COMPANY OF PUERTO RICO, INC. (TAPE MFG)	1986	NEW JERSEY (1968)	MAYAQUEZ, PUERTO RICO
L.S.STARRETT CO. OF THE DOMINICAN REPUBLIC (LEVEL AND TAPE MFG)	2004	CAYMAN ISLANDS (2004)	SANTO DOMINGO. DR
THE L. S. STARRETT CO. OF CANADA LIMITED (BRANCH WAREHOUSE)	1962	ONTARIO (1962)	MISSISSAUGA, ONT
THE L. S. STARRETT COMPANY LIMITED (SAW MFG)	1958	SCOTLAND (1958)	JEDBURGH, SCOTLAND
STARRETT PRECISION OPTICAL LIMITED (OPTICAL TOOL MFG)	1990	ENGLAND (1990)	SKIPTON, ENGLAND
(OPS MOVED TO JEDBURGH BLDG TO BE SOLD 5/2004)
STARRETT GMBH (DISTRIBUTION)	2000	GERMANY (2000)	TAUNUS, GERMANY
STARRETT INDUSTRIA E COMMERCIO LTDA. (SAW MFG)	1956	BRAZIL (1956)	ITU, BRAZIL
LEVEL INDUSTRIES, INC. (LEVEL MFG)(INACTIVE @ 4/04, BLDG FOR SALE)	1991	MASSACHUSETTS (1991)	ALUM BANK, PA
THE L.S.STARRETT COMPANY OF MEXICO, S. de R.L. de C.V.
(WAREHOUSE AND DISTRIBUTION)	2001	MEXICO (2001)	SALTILLO, COAHUILA, MEXICO
STARRETT TOOLS ( SUZHOU) CO. LTD (SAW AND TOOL MFG)	1997	CHINA (1997)	SUZHOU, CHINA
STARRETT TOOLS ( SHANGHAI) CO. LTD (WAREHOUSE AND DISTRIBUTION)	2000	CHINA (2000)	SHANGHAI, CHINA
THE L.S. STARRETT CO OF AUSTRALIA PTY LTD (WAREHOUSE AND DISTRIBUTION)	1998	AUSTRALIA (1998)	SYDNEY, AUSTRALIA
STARRETT METROLOGY SERVICES, INC. (INACTIVE AS OF 4/04)	2003	DELAWARE (2003)	MT. AIRY, NC
(CALIBRATION AND INSTALLATION SERVICES)
STARRETT (NEW ZEALAND) LIMITED	2004	NEW ZEALAND 8/11/04	AUCKLAND, NZ